Exhibit 99.3

Contact:	Kimberly Kriger/Jim Fingeroth
Kekst and Company
(212) 521-4800
Arrow International, Inc. Names Philip B. Fleck Interim Chief Executive Officer
Expects FY 2007 Sales and EPS to Come In Near the Low End of Previously Announced Range
Sets Annual Meeting for August 31, 2007 to Enable Shareholders Time to Consider All Alternatives,
Including Any Results of Special Committee Process
     READING, Pa., May 31, 2007 — Arrow International, Inc. (NASDAQ: ARRO) announced today that effective immediately, its Board of Directors has appointed Philip B. Fleck, 63, to serve as interim President and Chief Executive Officer during the Special Committee’s evaluation of strategic alternatives. Mr. Fleck served as the President and Chief Operating Officer of Arrow from 1999 until his retirement in January of 2005. The Company also announced that the Board elected R. James Macaleer non-executive Chairman of the Board of Directors.
     “The entire Board is pleased to name Phil Fleck as interim President and Chief Executive Officer of Arrow during this important time. Phil, who has 30 years of experience with Arrow, knows the company, its employees and customers well, and he has the full faith and trust of the Board. Phil will serve in this capacity until a permanent CEO is appointed or until his services are no longer required due to any strategic alternative which may be approved by the Special Committee, the Board and Arrow’s shareholders,” said Mr. Macaleer.
     The appointments followed the Board’s decision to terminate Carl G. Anderson, Jr. as Chairman and Chief Executive Officer. The Board said that it had lost confidence in Mr. Anderson’s ability to lead the Company. Mr. Anderson was appointed Chief Executive Officer almost four years ago. Since then, the Company has pursued Mr. Anderson’s strategic and operational plans. During this period the Company has repeatedly failed to meet the sales and earnings targets provided to the investment community as well as projections Mr. Anderson has provided to the Board.
     The Company also announced that it currently expects FY 2007 sales and earnings per share to come in near the low end of targets provided in the Company’s second quarter press release of March 27, 2007.
     The Company also has received a notice from the McNeil Trust of its intent to nominate five persons for election as directors at the 2007 Annual Meeting, in addition to the three persons it has already indicated it would nominate. If elected, this slate of the McNeil Trust’s eight nominees would effect a complete takeover of the Company without the McNeil Trust purchasing any additional shares of Company stock or paying any premium to all other shareholders for this control. The McNeil Trust seeks to elect 100% of the directors of the Company despite the fact that it only owns 10% of the outstanding shares. While this notice did not comply with the Company’s advance notice provisions in its Articles of Incorporation and By-Laws, the Company has written a letter to the McNeil Trust informing the Trust that, in order to provide full and complete options to the Company’s shareholders, the Company does not intend to prevent the McNeil Trust from nominating those persons on these grounds.
     In addition, the Company announced that the Board has designated August 31, 2007 as the designated date for its 2007 Annual Meeting, at which time shareholders will have the opportunity to vote on the Company’s slate of directors, the McNeil Trust’s slate of directors, as well as any strategic alternatives approved by the Special Committee and the Board.
     With respect to the 2007 Annual Meeting, Mr. Macaleer added, “The Board has consistently said it will do what it believes is in the best interests of all Arrow shareholders. Holding the Annual Meeting after the Special Committee has completed its work is the best way to ensure that shareholders have an opportunity to have a full and fair vote on the widest set of options.”
About Arrow
Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow International’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. The Company’s common stock trades on the NASDAQ Global Select MarketTM under the symbol ARRO.
Safe Harbor Statement
All statements regarding the Company’s expected plans are forward-looking statements and include statements related to the engagement of a financial advisor and the Company’s decision to explore strategic alternatives, including the possible sale of the Company. The words “anticipates,” “will,” “expect,” “intends,” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations and warranties of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including, but not limited to, the Company’s ability to successfully implement a strategic alternative, the decision by the Company to explore one or more strategic alternatives, whether the strategic alternatives could result in increasing shareholder value, whether the engagement of Lazard will result in a strategic alternative pursued or effected by the Company, the Company’s ability to achieve its estimated or expected sales or earnings per share targets and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company Annual Report on Form 10-K, as amended, and in the Company’s other filings with the Securities and Exchange Commission. The expectations and assumptions reflected in such forward-looking statements may prove incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
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